[REUBEN E. PRICE & CO. LETTERHEAD]




June 30, 2000




Mr. Douglas P. Haffer, President
World Wide Wireless Communications, Inc.
520 Third Street, Suite 101
Oakland, California 94607


Dear Mr. Haffer:

Please accept this letter as our consent to include in your disclosure document on Form SB-2 our reports on World Wide Wireless Communications, Inc.'s Balance Sheet dated September 30, 1999 and the related statements of operations, statements of cash flows, and statements of stockholders' equity for the years September 30, 1999 and 1998, and from inception on September 1, 1994 through September 30, 1999.

Sincerely,


REUBEN E. PRICE & CO.